SCHRODER GLOBAL SERIES TRUST

THIRD AMENDMENT

To INVESTMENT SUBADVISORY AGREEMENTS

This THIRD AMENDMENT is made as of this 1st day of October, 2017 by and among Schroder Global Series Trust, Schroder Investment Management North America Inc. and Schroder Investment North America Limited to the Investment Subadvisory Agreement dated as of February 28, 2006, as amended, with respect to Schroder North American Equity Fund (the “Investment Subadvisory Agreement”).

WHEREAS, the Parties amended the Investment Subadvisory Agreement on June 30, 2012 to update Section 5 of the Investment Subadvisory Agreement and to add Exhibit A, each of which governs the compensation payable to Schroder Investment North America Limited (the “Subadviser”);

WHEREAS, the Parties amended the Investment Subadvisory Agreement on July 1, 2015 to replace Exhibit A, which governs the compensation payable to Schroder Investment North America Limited (the “Subadviser”); and

WHEREAS, the Parties desire to further amend the Investment Subadvisory Agreement to provide for a revised subadvisory fee;

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A to the Investment Subadvisory Agreement shall be deleted and replaced in its entirety with the following:

Exhibit A

Set forth below are the specific percentages that apply to the Fund in calculating the Compensation to be paid to the Subadviser under Section 5 of this Agreement.

Schroder North American Equity Fund – 58.5%

2.	All other provisions of the Investment Subadvisory Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.

SCHRODER GLOBAL SERIES TRUST

By:	/s/ Lisa Whittaker

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
William P. Sauer
Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

By:	/s/ Mark A. Hemenetz
Mark A. Hemenetz
Authorized Signatory